EXHIBIT 99.1

ATLANTA
BUSINESS
CHRONICLE

EXCLUSIVE REPORTS

From the February 11, 2005 print edition

New venture drives Guy Millner
Insurance firm teams him with ex-competitor
Jill Lerner
Staff writer

Bud Stumbaugh met Guy Millner in 1972, when Stumbaugh joined Norrell Corp.

At the time, Millner was building the staffing firm into the $1.4 billion company he sold in 1999.

Stumbaugh left in 1980 to form a rival staffing firm, which he too eventually sold.

The erstwhile competitors — and sometime politicians — are now business partners. And their latest venture, this time in the insurance industry, is demonstrating a key similarity with their former companies: a growing need to add personnel.

The newest venture is Atlanta-based AssuranceAmerica Corp., which focuses on the nonstandard or “high-risk” automobile insurance marketplace, primarily in Florida, Georgia and South Carolina. AssuranceAmerica generates revenue through a network of retail agencies it owns and also through sales of its own nonstandard insurance products by 670 independent agents.

In mid-January, AssuranceAmerica (OTC: ASAM) announced the acquisition of an Atlanta-based insurance agency, bringing its network of retail agencies to 32.

AssuranceAmerica is hoping for clearance to write policies in seven states by the end of the year and plans to do $110 million in combined retail and wholesale premium volume.

All told, the company hopes to double its size in the next 36 months and take an increasing share of the growing nonstandard market. While posting a net loss of $90,000 in 2004, AssuranceAmerica generated positive cash flow of $864,000. Executives also expect to begin reaping larger benefits from a $2 million investment in technology.

“We’ve spent five years, so to speak, building the pad and we’re ready for the launch,” said Stumbaugh, president and CEO of AssuranceAmerica, and former chairman of the Georgia State Senate Insurance Committee.

Once a niche market, nonstandard insurance has grown rapidly because many states have enacted mandatory auto liability insurance laws. By the late 1990s, the market accounted for about $30 billion — one-fifth of the roughly $150 billion private passenger auto insurance market, according to the Insurance Information Institute.

So-called “nonstandard” drivers generally cannot qualify for insurance elsewhere because of such factors as poor driving record and low credit scores, and, as a result, pay higher premiums.

The business partners and former politicians (Stumbaugh served in the state Senate for 16 years and Millner, who is chairman of the company, ran unsuccessfully for U.S. Senate and governor of Georgia) founded AssuranceAmerica in 1998 when retirement proved too bland.

The plan — broadly speaking — was for Millner to back the company while Stumbaugh ran it. To guide them, they have attracted a star-studded board that includes economist Donald Ratajczak, state Sen. Sam Zamarripa, global insurance executive John Cay, retired Marsh USA Chairman Quill Healey and former Bush administration U.S. Small Business Administration official, Kaaren Street.

(The company’s chief financial officer, Robert Cormican, resigned this month to join Crawford & Co., an Atlanta-based third-party claims manager. AssuranceAmerica has chosen a replacement, but has not announced its selection.)

In their first year, the partners lost $1 million when the $18 million in premium volume didn’t prove enough to cover the overhead of 33 agencies.

Since then, AssuranceAmerica has disposed of some agencies, replaced them with others, developed and grown its own insurance offerings that now account for half of the business, and invested about $2 million in technology to make it all more efficient. The company also has grown premium volume per location to $1.8 million from $600,000.

Premium volume from the combined agency and wholesale sides of the business increased 32 percent in 2004 to $80 million from $60.7 million. Judging by a narrower loss in 2004, it appears they also are pricing their products right.

With nonstandard auto insurance, “you have a high [chance] for reward and a high risk for problems,” said David Colmans, executive director of Georgia Insurance Information Services. “You must price your products correctly because of the risk involved.”

Although improved, AssuranceAmerica’s premium volume remains far behind that of Ohio-based Progressive Corp. (NYSE: PGR), the third-largest auto insurance company in the country, which the AssuranceAmerica partners say has the largest share of the nonstandard market.

The Atlanta company’s goal is to generate profit this year of $1.1 million on premium volume of $110 million, and in 2007, increase premium volume to $170 million.

The technology investment, in particular, bodes well for AssuranceAmerica’s future, Colmans said. Because nonstandard drivers tend to move more often and change their policies more often than drivers that fall into the “standard” category, “the company has to have an excellent data system ... the infrastructure is very important,” he said.

Reach Lerner at jlerner@bizjournals.com.

     © 2005 American City Business Journals Inc.